Exhibit 16.1

700 North Pearl, Suite 2000 Dallas, Texas 75201 Telephone: 214-969-7007 Fax: 214-953-0722
February 1, 2006
Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549
We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on January 30, 2006, to be filed by our former client, Remote Dynamics, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.
Very truly yours,